EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

terry.h.francisco@bankofamerica.com

Sarles to Retire from Bank of America

March 14, 2005—Kenneth D. Lewis, chairman and CEO of Bank of America Corporation, announced today that H. Jay Sarles, vice chairman and special advisor to the CEO, has decided to retire from the company, effective March 31.

“I have tremendous respect for Jay Sarles and all he has accomplished over a long and distinguished career,” said Lewis. “Jay has been a critical source of clear, objective opinion and insightful advice and counsel as we have worked together over the past year to integrate our banking operations. I have come to admire and respect Jay in the time we’ve worked together, and wish him only the best in his future endeavors,” Lewis said.

Sarles joined Fleet in 1968 in the company’s credit training program. After working his way up through the management ranks, Sarles, working with CEO Terry Murray, became a driving force behind Fleet’s growth from a small bank with $971 million in assets to a major financial services company with bank assets of $190 billion and assets under management of $150 billion. Sarles oversaw all Fleet’s major acquisitions over the past 15 years, including mergers with Bank of New England in 1991, Shawmut Bank in 1995 and BankBoston in 1999 that laid the foundation for Fleet’s dominance of the retail and commercial banking markets in New England. He led virtually all of Fleet’s businesses at different times during his career, including the bank’s consumer franchise in the 1990’s and its wholesale banking business in 2001-2003.

When Fleet agreed to be acquired by Bank of America in 2003, Sarles was serving as vice chairman and chief administrative officer, with responsibility for all the administrative functions of the company, including treasury, technology and operations, risk management, corporate strategy, mergers and acquisitions and human resources.

Sarles also serves as a director of VISA International and VISA U.S.A. He is a member of the board of the Lincoln Center for the Performing Arts and a trustee of Mount Holyoke College. He has been active in affordable housing in Boston and New York, specifically with the Metropolitan Boston Housing Partnership and Neighborhood Housing Services of New York City.

“Bank of America is a remarkable company with a great future,” said Sarles. “We have successfully executed the merger transition to this point, and I have every confidence that the company will continue to grow and work for the people and communities of the Northeast. It has been an honor and a privilege for me to serve the customers, shareholders and communities of Bank of America and Fleet over the course of my career, and I am now looking forward to new opportunities outside the banking arena to serve in the future.”

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than twelve million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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